EXHIBIT 8(h)(1)

AMENDMENT NO. 3 TO

JANUS ASPEN SERIES

FUND PARTICIPATION AGREEMENT

AMENDMENT NO. 3 TO

JANUS ASPEN SERIES

FUND PARTICIPATION AGREEMENT

(Service Shares)

The Participation Agreement dated as of September 15, 2000 between Janus Aspen Series (the “Trust”), and Transamerica Financial Life Insurance Company (formerly, AUSA Life Insurance Company, Inc.) (the “Company”), is hereby amended as follows:

“Schedule A of the Agreement is hereby deleted in its entirety and replaced with the revised Schedule A attached to this Amendment.”

All other terms and provisions of the Agreement not amended herein shall remain in full force and effect. In the event of a conflict between the Agreement and this Amendment, it is understood and agreed that the provisions of this Amendment shall control.

Effective date: January 10, 2008

JANUS ASPEN SERIES		TRANSAMERICA FINANCIAL LIFE INSURANCE COMPANY

By:	/s/ Andrew J. Iseman	By:	/s/ Arthur D. Woods

Name:	Andrew J. Iseman	Name:	Arthur D. Woods

Title:	President	Title:	Vice President

Schedule A

Separate Accounts and Associated Contracts

Name of Separate Account	Contracts Funded By Separate Account

Separate Account VA BNY	Transamerica Landmark NY Variable Annuity

Separate Account VA GNY	Flexible Premium Variable Annuity – L, under the marketing name “Transamerica Ascent”

Separate Account VA-5NLNY	Distinct AssetSM Variable Annuity

Separate Account VA-6NY	Transamerica Classic® Variable Annuity

Separate Account VAWNY	Flexible Premium Variable Annuity – H under the marketing name “Transamerica Liberty NY”

Separate Account VA YNY	Flexible Premium Variable Annuity – N under the marketing name “Transamerica Axiom NY”